Exhibit 99.3

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(In thousands, except par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$37,532	$64,613
Trade accounts receivable, net of allowance for doubtful accounts of $1,023 and $3,470, respectively	22,253	20,378
Other accounts receivable	4,189	7,471
Inventory	1,721	1,323
Prepaid expenses	5,645	4,319
Other current assets	1,051	5,416

Total current assets	72,391	103,520

Vessels, equipment, and other fixed assets at cost, net of accumulated depreciation of $29,755 and $4,392, respectively	335,226	363,845
Construction in progress	353	283
Deferred costs and other assets	9,432	4,307

Total assets	$417,402	$471,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,585	$12,770
Income and other taxes payable	2,262	1,540
Accrued personnel costs	4,488	5,040
Accrued interest expense	385	451
Accrued restructuring charges	—	7,458
Accrued professional fees	685	1,825
Other accrued liabilities	3,628	3,406

Total current liabilities	21,033	32,490

Long-term debt	93,596	92,365
Long-term income taxes:
Deferred income tax liabilities	1,980	2,992
Other income taxes payable	17,889	18,374
Other liabilities	932	1,244
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 25,000 shares authorized; 7,570 and 7,043 shares issued and 7,568 and 7,042 outstanding, respectively	75	70
Additional paid-in capital	319,103	317,932
Retained earnings (deficit)	(36,457)	3,511
Accumulated other comprehensive income (loss)	(749)	2,977
Treasury stock	(68)	(70)
Deferred compensation	68	70

Total stockholders’ equity	281,972	324,490

Total liabilities and stockholders’ equity	$417,402	$471,955

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
		(In thousands, except per share amounts)
Revenue	$27,814	$25,805	$78,633	$74,805
Costs and expenses:
Direct operating expenses	19,117	20,431	61,114	58,991
Drydock expense	—	1,138	—	5,694
General and administrative expenses	7,504	8,579	21,658	26,960
Pre-petition restructuring charges	—	50	—	17,837
Depreciation and amortization	9,193	13,843	27,136	40,990
(Gain) loss on sale of assets	2	(34)	(201)	5,207

Total costs and expenses	35,816	44,007	109,707	155,679

Operating loss	(8,002)	(18,202)	(31,074)	(80,874)

Other income (expense):
Interest expense	(3,076)	(3,192)	(8,671)	(27,344)
Interest income	81	9	294	25
Reorganization items	—	(8,882)	(422)	(13,976)
Foreign currency transaction gain (loss) and other	(150)	368	(742)	(23)

Total other income (expense)	(3,145)	(11,697)	(9,541)	(41,318)

Loss before income taxes	(11,147)	(29,899)	(40,615)	(122,192)
Income tax (provision) benefit	(8)	5,256	647	(67,813)

Net loss	$(11,155)	$(24,643)	$(39,968)	$(190,005)

Loss per share:
Basic	($1.12)	($0.94)	($4.00)	($7.39)

Diluted	($1.12)	($0.94)	($4.00)	($7.39)

Weighted average shares outstanding:
Basic	9,998	26,254	9,998	25,716

Diluted	9,998	26,254	9,998	25,716

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss	$(11,155)	$(24,643)	$(39,968)	$(190,005)
Comprehensive income (loss):
Foreign currency translation gain (loss)	(1,521)	17,257	(3,726)	40,048

Total comprehensive loss	$(12,676)	$(7,386)	$(43,694)	$(149,957)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2018

(In thousands)

	Common Stock at $0.01 Par Value	Additional Paid In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Deferred Compen- sation	Total Stockholders’ Equity
					Shares	Share Value
Balance at December 31, 2017	$70	$317,932	$3,511	$2,977	(2)	$(70)	$70	$324,490
Net loss	—	—	(39,968)	—	—	—	—	(39,968)
Issuance of common stock and other	5	1,171	—	—	—	—	—	1,176
Deferred compensation plan	—	—	—	—	—	2	(2)	—
Translation adjustment	—	—	—	(3,726)	—	—	—	(3,726)

Balance at September 30, 2018	$75	$319,103	$(36,457)	$(749)	(2)	$(68)	$68	$281,972

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor	Predecessor
	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Cash flows from operating activities:
Net loss	$(39,968)	$(190,005)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,136	40,990
(Gain) loss on sale of assets	(201)	5,207
Amortization of stock-based compensation	1,178	2,538
Amortization and write-off of deferred financing costs	1,612	10,308
Provision for doubtful accounts receivable, net of write-offs	(115)	799
Deferred income tax expense (benefit)	(1,435)	67,272
Foreign currency transaction loss	(8)	(753)
Change in operating assets and liabilities:
Accounts receivable	1,190	3,361
Prepaids and other	(978)	(3,892)
Deferred drydocking charges	(6,596)	—
Accounts payable	(3,022)	(2,932)
Other accrued liabilities and other	(9,143)	14,859

Net cash used in operating activities	(30,350)	(52,248)
Cash flows from investing activities:
Purchases of vessels, equipment and other fixed assets	(523)	(24,902)
Proceeds from disposition of vessels and equipment	283	3,065

Net cash used in investing activities	(240)	(21,837)
Cash flows from financing activities:
Proceeds from borrowings under revolving loan facility	—	65,443
Proceeds from borrowings under DIP financing facility	—	18,000
Repayments of borrowings under loan facilities	—	(2,000)
Other financing costs	—	(4,299)
Debt issuance costs	(230)	(1,000)

Net cash (used in) provided by financing activities	(230)	76,144
Effect of exchange rate changes on cash	279	580

Net increase (decrease) in cash, cash equivalents and restricted cash	(30,541)	2,639
Cash, cash equivalents and restricted cash at beginning of period	68,073	8,822

Cash, cash equivalents and restricted cash at end of period	$37,532	$11,461

Supplemental cash flow information:
Interest paid, net of interest capitalized	$7,005	$5,699
Income taxes paid, net	937	1,202

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

(1)	GENERAL INFORMATION

Organization and Nature of Operations

The condensed consolidated financial statements of GulfMark Offshore, Inc. and its subsidiaries included herein have been prepared by us without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. Unless otherwise indicated, references to “we”, “us”, “our” and the “Company” refer collectively to GulfMark Offshore, Inc. and its subsidiaries. Certain information relating to our organization and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, has been condensed or omitted in this Quarterly Report on Form 10-Q pursuant to such rules and regulations. However, we believe that the disclosures herein are adequate to make the information presented not misleading. The consolidated balance sheet as of December 31, 2017 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. It is recommended that these financial statements be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2017.

In the opinion of management, all adjustments, which include reclassification and normal recurring adjustments, necessary to present fairly the unaudited condensed consolidated financial statements for the periods indicated, have been made. All significant intercompany accounts have been eliminated. Certain reclassifications of previously reported information may be made to conform to current year presentation.

We provide marine support and transportation services to companies involved in the offshore exploration and production of oil and natural gas. Our vessels transport drilling materials, supplies and personnel to offshore facilities, and also move and position drilling structures. The majority of our operations are conducted in the North Sea, offshore Southeast Asia and the Americas. We also operate our vessels in other regions to meet our customers’ requirements.

On May 17, 2017, GulfMark Offshore, Inc. filed a voluntary petition, or the Chapter 11 Case, under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court. On October 4, 2017, the Bankruptcy Court entered an order approving our Amended Chapter 11 Plan of Reorganization, as confirmed, or the Plan. On November 14, 2017, or the Effective Date, the Plan became effective pursuant to its terms and we emerged from the Chapter 11 Case.

On the Effective Date, we adopted and applied the relevant guidance with respect to the accounting and financial reporting for entities that have emerged from bankruptcy proceedings, or Fresh Start Accounting, in connection with our emergence from bankruptcy. Upon emergence from the Chapter 11 Case, we qualified for and adopted Fresh Start Accounting in accordance with the provisions set forth in Financial Accounting Standards

Board, or FASB, Accounting Standards Codification, or ASC, No. 852, “Reorganizations” as (i) holders of existing shares of the Predecessor (as defined below) immediately before the Effective Date received less than 50 percent of the voting shares of the Successor (as defined below) entity and (ii) the reorganization value of the Successor was less than its post-petition liabilities and estimated allowed claims immediately before the Effective Date. Under Fresh Start Accounting, our balance sheet on the date of emergence reflects all of our assets and liabilities at their fair values. Our emergence and the adoption of Fresh Start Accounting resulted in a new reporting entity, or the Successor, for financial reporting purposes. To facilitate our discussion and analysis of our vessels, financial condition and results of operations herein, we refer to the reorganized company as the Successor for periods subsequent to November 14, 2017 and the Predecessor for periods prior to November 15, 2017. In addition, we adopted new accounting policies related to drydock expenditures and depreciation of our long-lived assets. As a result, our consolidated financial statements and the accompanying notes thereto after November 14, 2017 are not comparable to our consolidated financial statements and the accompanying notes thereto prior to November 15, 2017. Our presentations herein include a “black line” division to delineate and reinforce this lack of comparability. The effects of the Plan and the application of Fresh Start Accounting were reflected in the consolidated balance sheet as of November 14, 2017, and the related adjustments thereto were recorded in the consolidated statement of operations for the Predecessor period ended November 14, 2017.

On July 15, 2018, GulfMark Offshore, Inc. entered into an Agreement and Plan of Merger, or the Merger Agreement, with Tidewater Inc., or Tidewater. As provided in the Merger Agreement, a to-be-formed wholly-owned subsidiary corporation of Tidewater will merge with and into GulfMark Offshore, Inc., resulting in GulfMark Offshore, Inc. becoming a wholly-owned subsidiary of Tidewater, or the First Merger. Immediately thereafter, Tidewater will cause GulfMark Offshore, Inc. to merge into a to-be-formed wholly-owned subsidiary limited liability company, or NewCo, with NewCo continuing as a wholly-owned subsidiary of Tidewater, or the Second Merger and, together with the First Merger, the Tidewater Merger. The Tidewater Merger is subject to approval by the stockholders of both entities and certain other conditions and, if approved, is expected to close in the fourth quarter of 2018, subject to possible extension under circumstances described in the Merger Agreement. See Note 8.

Revenue Recognition

We adopted ASC 606, “Revenue from Contracts with Customers,” or ASC 606, as of January 1, 2018. We applied ASC 606 retrospectively after the Effective Date of our emergence from bankruptcy on November 14, 2017 using the following practical expedients allowed by the standard:

•	Contracts that ended prior to December 31, 2017 were not restated.

•

For reporting periods prior to January 1, 2018, we did not disclose the transaction price allocated to any remaining performance obligations related to open contracts as of December 31, 2017 or our expected timing on revenue recognition.

The adoption of ASC 606 primarily resulted in an immaterial change in the classification of reimbursable expenses we incurred on behalf of our customers. Prior to the adoption of ASC 606 the reimbursable revenues recognized and expenses incurred on behalf of our customers were classified on a gross basis in the statement of operations. After adopting ASC 606 only the fee that we earn is recorded as revenue.

Revenue is measured based on the consideration specified in a contract with a customer. Our charter hire contracts contain a single performance obligation. We generate revenue by providing a specific vessel along with a crew that both operates and maintains the vessel contracted by the customer and supports the offshore activities of the customer. In exchange we receive a daily contractual charter rate. Currently, contractual charter terms range from several days to five years. We recognize revenue over time as the customer simultaneously receives and consumes the benefits of the offshore marine support services we provide. Generally, our right to consideration from our customers corresponds directly with the value to the customer of our performance to date for substantially all our revenues. Accordingly, we usually recognize revenue as invoiced for vessel charter services. Payments for services rendered do not have a financing component as they are typically due from the customer within 30 to 45 days from the invoice date.

Taxes assessed by a governmental authority related to specific revenue producing transactions and collected by us from customers are excluded from revenue. We operate our business in three segments (see Note 9): the North Sea, Southeast Asia and the Americas. Revenue in each of these segments is provided below.

In the North Sea, we manage three vessels for third-party owners and receive a fee for providing support services ranging from chartering assistance to full operational management. These managed vessels only provide a small direct financial contribution and are included in the North Sea revenues under management fees and reimbursables.

	Successor				Predecessor
	Three months ended September 30, 2018				Three months ended September 30, 2017
	(in thousands)				(in thousands)
	North Sea	Southeast Asia	Americas	Total	North Sea	Southeast Asia	Americas	Total
Services
Charter hire revenues	$16,573	$1,237	$9,364	$27,174	$15,877	$1,902	$7,510	$25,289
Management fees and reimbursables	423	13	204	640	257	71	188	516

	$16,996	$1,250	$9,568	$27,814	$16,134	$1,973	$7,698	$25,805

	Successor				Predecessor
	Nine months ended September 30, 2018				Nine months ended September 30, 2017
	(in thousands)				(in thousands)
	North Sea	Southeast Asia	Americas	Total	North Sea	Southeast Asia	Americas	Total
Services
Charter hire revenues	$48,434	$4,805	$23,893	$77,132	$44,258	$7,026	$21,726	$73,010
Management fees and reimbursables	833	51	617	1,501	810	256	729	1,795

	$49,267	$4,856	$24,510	$78,633	$45,068	$7,282	$22,455	$74,805

Costs of obtaining contracts - We expense the incremental costs of obtaining contracts when incurred if the amortization period of the assets that we otherwise would have recognized is one year or less. The incremental costs of obtaining charter hire contracts that have greater than a one-year term are deferred and amortized over the term of the related charter hire contract. As of September 30, 2018, we have not deferred any incremental costs of obtaining contracts.

Costs of fulfilling contracts – We immediately expense the cost of fulfilling contracts unless these costs: (i) relate directly to an existing contract; (ii) generate or enhance resources that will be used to satisfy performance obligations in the future; and (iii) are expected to be recovered. As of September 30, 2018, we have not deferred any contract fulfillment costs.

Contract assets and liabilities - We occasionally receive an upfront fee (mobilization fee) to cover the costs associated with moving the vessel and crew to the operating location and its return. These fees are recorded as a contract liability and amortized over the term of the related contract. We received $596,000 in upfront fees during the nine-month period ended September 30, 2018 which were amortized over the terms of the related contracts.

Cash Flow Statement

In November 2016, the FASB issued Accounting Standards Update, or ASU, 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash.” ASU 2016-18 requires that a statement of cash flows explain the change during the period in the combined total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Under the new standard, cash, cash equivalents, restricted cash and restricted cash equivalents are combined and the beginning-of-period and end-of-period combined totals are reconciled on the statement of cash flows. We adopted ASU 2016-18 as of January 1, 2018 and applied it retrospectively to the periods presented in our condensed consolidated statements of cash flows. Our December 31, 2017 condensed consolidated balance sheet included restricted cash of $3.5 million under “Deferred costs and other assets” related primarily to cash-backed performance bonds associated with two vessels operating in our Americas segment. These performance bonds were released during the first quarter of 2018 and there is no restricted cash on our condensed consolidated balance sheet as of September 30, 2018. In addition, there were no restricted cash balances on our condensed consolidated balance sheets at the beginning or at the end of the nine-month period ended September 30, 2017. The adoption of ASU 2016-18 resulted in a $3.5 million increase in net cash used in operating activities for the nine months ended September 30, 2018.

Earnings Per Share

Basic Earnings Per Share, or EPS, is computed by dividing net income (loss) by the weighted average number of shares of our common stock, par value $0.01 per share, or Common Stock, outstanding during the period. Diluted EPS is computed using the treasury stock method for Common Stock equivalents.

(2)    VESSEL ACQUISITIONS AND DISPOSITIONS

Interest is capitalized in connection with the construction of vessels. During the nine months ended September, 2017, the Predecessor capitalized $0.1 million of interest. We had no vessels under construction during the three- and nine-month periods ended September 30, 2018.

During the first quarter of 2017, the Predecessor took delivery of a vessel built in Norway and paid a final installment on delivery of 195.0 million Norwegian Kroner, or NOK (approximately $23.1 million). In March 2017, the Predecessor sold two fast supply vessels and recorded combined losses on sales of assets of $5.3 million. We had no vessel additions or dispositions during the nine months ended September 30, 2018 and had no vessels under construction at September 30, 2018. In October 2018, we sold an Americas region vessel that had been stacked since 2016 and recorded a gain on sale of assets of $0.2 million which will appear on the fourth quarter 2018 financial statements.

(3)	DEBT

Our debt at September 30, 2018 and December 31, 2017 consisted of the following:

	September 30, 2018	December 31, 2017
	(In thousands)
Term Loan Facility	$100,000	$100,000
Debt Issuance Costs	(6,404)	(7,635)

Total	$93,596	$92,365

The following is a summary of scheduled debt maturities by year:

Year	Debt Maturity
(In thousands)
2018	—
2019	—
2020	10,000
2021	20,000
2022	70,000
Thereafter

Total	$100,000

Term Loan and Revolving Credit Facilities

On November 14, 2017, GulfMark Rederi AS, or Rederi, a subsidiary of GulfMark Offshore, Inc., entered into an agreement, or the Credit Facility Agreement, with DNB Bank ASA, New York Branch, as agent, DNB Capital LLC as revolving and swingline lender, and certain funds managed by Hayfin Capital Management LLP as term lenders, providing for two credit facilities: a senior secured revolving credit facility, or the Revolving Credit Facility, and a senior secured term loan facility, or the Term Loan Facility (or, together, the Facilities). The Revolving Credit Facility provides $25.0 million of borrowing capacity, including $12.5 million for swingline loans and $5.0 million for letters of credit. The Term Loan Facility provides a $100.0 million term loan, which was funded in full on November 14, 2017. Borrowings under the Revolving Credit Facility may be denominated in U.S. Dollars, NOK, British Pounds Sterling and Euros. Both Facilities mature on November 14, 2022.

Our costs incurred to negotiate and close the Credit Facility Agreement totaled $9.8 million. These costs are deferred and amortized into interest expense in our consolidated statements of operations. We attributed $7.8 million of the debt issuance costs to the Term Loan Facility. These costs are amortized into interest expense using the effective interest method. The unamortized cost, which totaled $6.4 million at September 30, 2018 and $7.6 million at December 31, 2017, is presented in our consolidated balance sheets and in the debt table above as an offset to our Term Loan Facility borrowing. We attributed $2.0 million of the debt issuance costs to the Revolving Credit Facility. These costs are amortized into interest expense using the straight-line method over the term of the agreement. The unamortized cost, which totaled $1.7 million at September 30, 2018 and at December 31, 2017, is presented in our consolidated balance sheets in “Deferred costs and other assets.”

Borrowings under the Facilities accrue interest on U.S. Dollar borrowings at our option using either (i) the adjusted U.S. prime rate plus 5.25% or (ii) the LIBOR Rate plus 6.25%. NOK loans substitute LIBOR with an adjusted Norwegian offered quotation rate for deposits in NOK and Euro loans substitute LIBOR with an adjusted euro interbank offered rate administered by the European Money Markets Institute.

At September 30, 2018, we had $100.0 million in borrowings outstanding under the Term Loan Facility and no loans outstanding under the Revolving Credit Facility. At September 30, 2018, we had an aggregate of $1.6 million of letters of credit outstanding and $23.4 million of unused borrowing capacity under the Revolving Credit Facility. At September 30, 2018, our weighted average interest rate on borrowings under the Term Loan Facility was 8.58%.

Repayment of borrowings under the Facilities is guaranteed by GulfMark Offshore, Inc. and each of its significant subsidiaries (or, collectively with Rederi, the Obligors), and is secured by a lien on 27 collateral vessels, or the Collateral Vessels, and substantially all other assets of the Obligors. Commitments under the Revolving Credit Facility will be reduced beginning on November 14, 2020 in semiannual increments of approximately $3.1 million until maturity. The Term Loan Facility is payable in semiannual installments beginning on November 14, 2020 and based on a five-year level principal payment schedule, payable semiannually.

Term Loan Facility prepayments prior to November 14, 2019 are subject to a make-whole premium based on the present value of interest otherwise payable from the prepayment date forward. Prepayments on or after November 14, 2019 and prior to November 14, 2020 are subject to a 2% premium. Mandatory prepayments, other than those triggered by a casualty event, are subject to prepayment premiums. Mandatory prepayments are required upon the occurrence of certain events including, but not limited to, a change of control or the sale or total loss of a Collateral Vessel. Prepayments of the Revolving Credit Facility are not materially restricted or penalized.

The Credit Facility Agreement was evaluated for embedded derivatives that must be bifurcated and separately accounted for as freestanding derivatives. The nature of any embedded features must be analyzed to determine whether each feature requires bifurcation by both (1) meeting the definition of a derivative and (2) not being considered clearly and closely related to the host contract. We have identified three features in the Credit Facility Agreement that are considered embedded derivatives. There is a contingent interest feature related to default interest, a breakage costs potential not related to prepayments, and certain potential contingent payments related to increased costs caused by changes in law. We determined that the value of these features are de minimis at the inception of the agreement and as of September 30, 2018. We do not foresee events that would require a value adjustment in our consolidated financial statements. We will continue to assess the likelihood of triggering events and to the extent they are determined to be material, these features will be bifurcated from the debt instrument and subsequently marked to fair value in our consolidated statements of operations.

The Credit Facility Agreement contains financial covenants that require that we maintain: (i) minimum liquidity of $30.0 million, including $15.0 million in cash, (ii) a leverage ratio (total debt to 12 months EBITDA) of not more than 5.0 to 1.0, tested quarterly beginning December 31, 2020, (iii) a total debt to capital ratio, tested quarterly, not to exceed 0.45 to 1.0, and (iv) a collateral to commitment coverage ratio of at least 2.50 to 1.0. The Credit Facility Agreement contains a number of restrictions that limit our ability to, among other things, sell Collateral Vessels, borrow money, make investments, incur additional liens on assets, buy or sell assets, merge, or pay dividends and contains a number of potential events of default related to our business, financial condition and vessel operations. Collateral Vessel operations are also subject to a variety of restrictive provisions. Proceeds from borrowings under the Credit Facility Agreement may not be used to acquire vessels or finance business acquisitions generally. At September 30, 2018, we were in compliance with all of the financial covenants under the Credit Facility Agreement.

(4)    INCOME TAXES

Our estimated annual effective tax rate, adjusted for discrete tax items, is applied to interim periods’ pretax income (loss). Our estimated annual effective tax rate includes the recognition of a valuation allowance on our deferred tax assets. The total tax benefit for the first nine months of 2018 was $0.6 million.

On December 22, 2017, the statute originally named the Tax Cuts and Jobs Act was signed into law making significant changes to the Internal Revenue Code, including reducing the corporate tax rate from 35% to 21%, establishing a dividends received deduction for dividends paid by foreign subsidiaries to U.S. subsidiaries, eliminating or limiting certain deductions (interest, domestic production activities and executive compensation), imposing a mandatory tax on previously unrepatriated earnings accumulated offshore since 1986 and establishing global minimum income tax and base erosion tax provisions related to offshore activities and affiliated party payments. As a result of the tax reform, we recorded a provisional deferred tax benefit at December 31, 2017 of $15.2 million in connection with the one-time transition tax on foreign earnings and profits and the remeasurement of certain deferred tax assets and liabilities. In accordance with current SEC guidance, we will report the impact of final provisional amounts in the reporting period in which the accounting is completed, which will not exceed one year from the date of enactment of the tax reform.

As of September 30, 2018, we have not completed the accounting for any of the tax effects of the tax reform described above and there have been no material changes to our estimated amounts. Accordingly, there has been no change to the provisional amounts previously recorded and there is no impact to the September 30, 2018 effective tax rate for such provisional amounts.

(5)     COMMITMENTS AND CONTINGENCIES

We execute letters of credit, performance bonds and other guarantees in the normal course of business that ensure our performance or payments to third parties. The aggregate notional value of these instruments was $1.6 million as of September 30, 2018 and $3.2 million as of December 31, 2017. In the past, no significant claims have been made against these financial instruments. We believe the likelihood of demand for payment under these instruments is remote and expect no material cash outlays to occur from these instruments.

We have contingent liabilities and future claims for which we have made estimates of the amount of the eventual cost to liquidate these liabilities or claims. These liabilities and claims may involve threatened or actual litigation where damages have not been specifically quantified but we have made an assessment of our exposure and recorded a provision in our accounts for the expected loss. We intend to defend these matters vigorously; however, litigation is inherently unpredictable, and the ultimate outcome or effect of such lawsuits and actions cannot be predicted with certainty. As a result, there can be no assurance as to the ultimate outcome of these lawsuits. Any claims against us, whether meritorious or not, could cause us to incur costs and expenses, require significant amounts of management time and result in the diversion of significant operations resources. Other claims or liabilities, including those related to taxes in foreign jurisdictions, may be estimated based on our experience in these matters and, where appropriate, the advice of outside counsel or other outside experts. Upon the ultimate resolution of the uncertainties surrounding our estimates of contingent liabilities and future claims, our future reported financial results will be impacted by the difference, if any, between our estimates and the actual amounts paid to settle the liabilities. In addition to estimates related to litigation and tax liabilities, other examples of liabilities requiring estimates of future exposure include contingencies arising out of acquisitions and divestitures. We determine our contingent liabilities based on the most recent information available to us at the time of such determination regarding the nature of the exposure. Such exposures may change from period to period based upon updated relevant facts and circumstances, which can cause the estimates to change. In the recent past, our estimates for contingent liabilities have been sufficient to cover the actual amount of our exposure. We do not believe that the outcome of these matters will have a material adverse effect on our business, financial condition, or results of operations.

(6)    EMPLOYEE BENEFIT PLANS

Deferred Compensation Plan

We maintained a deferred compensation plan, or DC Plan, under which a portion of the compensation for certain of our key employees, including officers, and non-employee directors, could be deferred for payment after retirement or termination of employment. Under the DC Plan, deferred compensation could be used to purchase our common stock or could be retained by us and earn interest at prime plus 2%. The first 7.5% of compensation deferred was required to be used to purchase the common stock and was matched by us.

We established a “Rabbi” trust to hold the stock portion of benefits under the DC Plan. The funds provided to the trust were invested by a trustee independent of us in our common stock, which was purchased by the trustee on the open market. The assets of the trust were available to satisfy the claims of all general creditors in the event of bankruptcy or insolvency. Dividend equivalents were paid on the stock units at the same rate as dividends on our common stock and were re-invested as additional stock units based upon the fair market value of a share of our common stock on the date of payment of the dividend. On the Effective Date, the DC Plan received Successor Common Stock and warrants exercisable for shares of Common Stock for cash at an initial exercise price of $100.00 per share, or in certain circumstances, in accordance with a cashless exercise, that were issued pursuant to the Plan in exchange for the Predecessor Class A common stock previously held by the trust. Accordingly, the Successor Common Stock held by the trust and our liabilities under the DC Plan are included in the accompanying consolidated balance sheets as treasury stock and deferred compensation expense.

On July 15, 2018, our board of directors approved the termination and liquidation of the DC Plan. Pursuant to that resolution, the DC Plan was fully terminated and liquidated on October 1, 2018. All participant balances of stock, warrants and any cash balances held were paid out by the DC Plan on October 1, 2018 in the form of cash, which was as soon as administratively possible following the termination on September 24, 2018.

(7)    NEW ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, “Leases” to increase transparency and comparability among organizations by recognizing all leases on the balance sheet and disclosing key information about leasing arrangements. In July 2018, the FASB issued an ASU to provide targeted improvements to ASU 2016-02, which (i) provides for a new transition method whereby companies may elect to adopt ASU 2016-02 prospectively in the period of adoption and (ii) provides lessors with a practical expedient not to separate non-lease and lease components. The main difference between current accounting standards and ASU 2016-02 is the recognition of assets and liabilities by lessees for those leases classified as operating leases under current accounting standards. While we are continuing to assess all potential impacts of these standards, we expect the measurement and recording of our revenues related to the offshore marine support and transportation services to remain substantially unchanged. However, the actual revenue recognition treatment required under the new standard may be dependent on contract-specific terms and may vary in some instances. With respect to leases where we are the lessee, we expect to recognize right of use assets and lease liabilities for these leases. The new standard is effective for fiscal years beginning after December 15, 2018. We intend to adopt the new lease standard on January 1, 2019.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows Classification of Certain Cash Receipts and Cash Payments.” The objective of the new standard is to eliminate diversity in practice related to the classification of certain cash receipts and payments by adding or clarifying guidance on eight classification issues related to the statement of cash flows. This standard is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The adoption of this standard on January 1, 2018 did not have a material effect on our financial condition or results of operations. The standard was applied retrospectively to all periods presented.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes, Intra-Entity Transfers of Assets Other Than Inventory.” This standard requires recognition of tax consequences in the period in which a transfer takes place, with the exception of inventory transfers. There will be an immediate effect on earnings if the tax rates in the tax jurisdictions of the selling entity and buying entity are different. The adoption of this standard on January 1, 2018 did not have a material effect on our financial condition or results of operations.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations - Clarifying the Definition of a Business” to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. The adoption of this standard on January 1, 2018 did not have a material effect on our financial condition or results of operations.

In March 2017, the FASB issued ASU 2017-07, “Compensation-Retirement Benefits,” to improve statement of operations presentation of the components of the net periodic pension cost related to defined benefit plans. The adoption of this standard on January 1, 2018 did not have a material effect on our financial condition or results of operations.

In August 2018, the FASB issued ASU 2018-13, “Changes to the Disclosure Requirements for Fair Value Measurement” to modify the disclosure requirements on fair value measurements. Among other changes, the ASU eliminates the three words “at a minimum” from the phrase “an entity shall disclose at a minimum” to promote the appropriate exercise of discretion by entities when considering fair value measurement disclosures and to clarify that materiality is an appropriate consideration of entities and their auditors when evaluating disclosure requirements. The new standard is effective for fiscal years beginning after December 15, 2018. Adoption of this standard is not expected to have a material effect on our financial condition or results of operations.

In August 2018, the FASB issued ASU 2018-14, “Changes to the Disclosure Requirements for Defined Benefit Plans” to modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The ASU removes disclosures that no longer are considered cost beneficial, clarifies the specific requirements of disclosures, and adds disclosure requirements identified as relevant. Although narrow in scope, this ASU is considered an important part of the FASB’s efforts to improve the effectiveness of disclosures in the notes to financial statements. The new standard is effective for fiscal years ending after December 20, 2020. Adoption of this standard is not expected to have a material effect on our financial condition or results of operations.

(8)    TIDEWATER MERGER

On July 15, 2018, GulfMark Offshore, Inc. entered into the Merger Agreement with Tidewater. As provided in, and subject to the terms and conditions of, the Merger Agreement, GulfMark Offshore, Inc. will become a wholly-owned subsidiary of Tidewater. The Tidewater Merger is expected to close in the fourth quarter of 2018, subject to possible extension under circumstances described in the Merger Agreement.

Upon consummation of the Tidewater Merger, each issued and outstanding share of our Common Stock, other than any shares held in treasury, will be converted into the right to receive 1.100, or the Exchange Ratio, shares of Tidewater common stock, par value $0.001 per share, or Tidewater Common Stock. At the effective time of the Tidewater Merger, each of our outstanding warrants, or the GulfMark Warrants, will be converted automatically into a warrant representing a right to acquire Tidewater Common Stock, subject to Jones Act limitations on the foreign ownership of Tidewater, except that the number of shares of Tidewater Common Stock subject to such GulfMark Warrant will be adjusted to reflect the Exchange Ratio as provided in the Merger Agreement. In addition, all of our restricted stock units that are outstanding as of the effective time of the Tidewater Merger, or the GulfMark Rollover RSUs, will be converted automatically into a substantially similar award for Tidewater Common Stock, with the number of shares of Tidewater Common Stock subject to such GulfMark Rollover RSUs being adjusted in accordance with the Exchange Ratio.

The consummation of the Tidewater Merger and the other transactions contemplated by the Merger Agreement, which we refer to collectively as the Transactions, is subject to the satisfaction or (if permissible under applicable law) waiver of certain customary conditions including, among things, (i) the adoption of the Merger Agreement by our stockholders, (ii) the approval of the share issuance by the stockholders of Tidewater, (iii) the absence of a material adverse effect for Tidewater and the absence of a material adverse effect for GulfMark and (iv) the effectiveness under the Securities Act of 1933, as amended, of Tidewater’s registration statement on Form S-4 registering shares of Tidewater Common Stock to be issued pursuant to the Merger Agreement (which registration statement on Form S-4 (Registration No. 333-227111) Tidewater filed on August 30, 2018 and amended on October 15, 2018 and the SEC declared effective on October 16, 2018). The Merger Agreement provides that we and Tidewater may mutually agree to terminate the Merger Agreement before completing the Transactions and further provides that one party may be required to pay a termination fee to the other party ($35 million by Tidewater to us or $13 million by us to Tidewater) if the Transactions are not consummated under certain circumstances.

As described in the Joint Proxy Statement/Prospectus contained in Tidewater’s registration statement on Form S-4 (Registration No. 333-227111), a special meeting of stockholders of GulfMark Offshore, Inc. will be held on November 15, 2018, at 9:00 a.m. Eastern Time at the offices of Gibson Dunn & Crutcher LLP in NewYork, New York, for purposes of, among other things, voting on a proposal to adopt the Merger Agreement and voting on a proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to certain of our named executive officers in connection with the Tidewater Merger.

(9)    OPERATING SEGMENT INFORMATION

We operate three segments: the North Sea, Southeast Asia and the Americas, each of which is considered a reportable segment under FASB ASC 280, “Segment Reporting.” Our management evaluates segment performance primarily based on operating income. Cash and debt are managed centrally. Because the regions do not manage those items, the gains and losses on foreign currency remeasurements associated with these items are excluded from operating income. Our management considers segment operating income to be a good indicator of each segment’s operating performance from its continuing operations, as it represents the results of the ownership interest in operations without regard to financing methods or capital structures. Each operating segment’s operating income (loss) is summarized in the following table.

Operating Loss by Operating Segment

	North	Southeast	Americas	Other	Total
	Sea	Asia
	(In thousands)
Quarter Ended September 30, 2018 — Successor
Revenue	$16,996	$1,250	$9,568	$—	$27,814
Direct operating expenses	10,784	1,182	7,151	—	19,117
General and administrative expenses	1,630	346	1,122	4,406	7,504
Depreciation and amortization	5,370	1,370	2,277	176	9,193
Loss on sale of assets	2	—	—	—	2

Operating loss	$(790)	$(1,648)	$(982)	$(4,582)	$(8,002)

Quarter Ended September 30, 2017 — Predecessor
Revenue	$16,134	$1,973	$7,698	$—	$25,805
Direct operating expenses	10,447	2,195	7,789	—	20,431
Drydock expense	56	1,075	7	—	1,138
General and administrative expenses	1,872	848	1,369	4,490	8,579
Pre-petition restructuring charges	25	(6)	31	—	50
Depreciation and amortization	5,945	1,784	5,496	618	13,843
Gain on sale of assets	—	(19)	(15)	—	(34)

Operating loss	$(2,211)	$(3,904)	$(6,979)	$(5,108)	$(18,202)

	North Sea	Southeast Asia	Americas	Other	Total
	(In thousands)
Nine Months Ended September 30, 2018 — Successor
Revenue	$49,267	$4,856	$24,510	$—	$78,633
Direct operating expenses	36,868	4,309	19,937	—	61,114
General and administrative expenses	5,214	1,379	3,208	11,857	21,658
Depreciation and amortization	15,681	4,109	6,834	512	27,136
(Gain) loss on sale of assets	(241)	15	25	—	(201)

Operating loss	$(8,255)	$(4,956)	$(5,494)	$(12,369)	$(31,074)

Nine Months Ended September 30, 2017 — Predecessor
Revenue	$45,068	$7,282	$22,455	$—	$74,805
Direct operating expenses	30,733	6,663	21,595	—	58,991
Drydock expense	4,470	1,067	157	—	5,694
General and administrative expenses	5,545	2,622	4,996	13,797	26,960
Pre-petition restructuring charges	193	—	46	17,598	17,837
Depreciation and amortization	17,269	5,349	16,549	1,823	40,990
(Gain) loss on sale of assets	—	(51)	5,258	—	5,207

Operating loss	$(13,142)	$(8,368)	$(26,146)	$(33,218)	$(80,874)

Total Assets — Successor
September 30, 2018	$245,914	$61,319	$105,708	$4,461	$417,402
December 31, 2017	271,759	66,299	118,654	15,243	471,955

At December 31, 2017, we had $92.0 million and at September 30, 2018, we had $86.1 million in long-lived assets attributable to the United States, our country of domicile.